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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 28, 2001

                                EARTHCARE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                      000-24685               58-235973
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)      (IRS EMPLOYER
      OR INCORPORATION)                                   IDENTIFICATION NUMBER)

                               14901 QUORUM DRIVE
                                    SUITE 200
                               DALLAS, TEXAS 75254
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (972) 858-6025
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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ITEM 5. OTHER EVENTS.

         On October 18, 2001, EarthCare Company ("EarthCare") announced that it has signed a letter of intent to sell its Solid Waste division (the "Solid Waste Letter of Intent"). The transaction is expected to result in a reduction of senior debt of $5 million, and the return to EarthCare of $18.9 million in aggregate of face value of EarthCare's Series A preferred stock and principal amount of its 12% Subordinated Notes Due March 30, 2008 ("12% Debentures"). General Waste Corporation would also assume approximately $18.1 million in other indebtedness of EarthCare's subsidiaries that conduct EarthCare's solid waste business and issue to EarthCare a warrant to acquire 8% of General Waste Corporation's common stock as of the closing.

         EarthCare expects to complete the sale of its Solid Waste division during the fourth quarter of 2001, subject to normal terms and conditions, including negotiation of a definitive agreement.

         EarthCare also announced that it had entered into a stock and asset purchase agreement (the "EarthLiquids Agreement") with US Filter Recovery Services (Mid-Atlantic), Inc. ("USFilter"), a Delaware corporation and a wholly owned subsidiary of United States Filter Corporation, pursuant to which EarthCare will sell substantially all of the assets of its EarthLiquids division and the outstanding capital stock of one of its subsidiaries. The EarthLiquids Agreement provides for consideration consisting of $35 million in cash, subject to adjustment, the assumption of certain liabilities and up to $5 million in contingent payments. Under the terms of the EarthLiquids Agreement, we expect that USFilter will hold back approximately $4.9 million of the purchase price for a period which we expect to be 12 months after the closing of the sale to satisfy certain indemnification obligations should they arise.

         Closing of the EarthLiquids sale transaction is subject to the satisfaction of customary closing conditions, including approval by EarthCare's stockholders. EarthCare intends to hold a special meeting of its stockholders to submit the proposed EarthLiquids sale to its stockholders for approval.

         EarthCare also announced that it is in the process of negotiating an agreement to sell its EarthAmerica South U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer for an expected price of $4.0 million, of which approximately $1.4 million will be held back for up to seven months to cover potential indemnification obligations. EarthCare expects to close this transaction during the fourth quarter of 2001.

         EarthCare also announced that it is in default under its credit agreement as a result of its failure to complete the sale of its EarthLiquids division by September 30, 2001 as required under the terms of its senior credit facility and the failure to meet certain financial and other covenants. In addition, EarthCare anticipates that it will not have sold all the components of its EarthAmerica division by October 31, 2001, and may not be able to complete the sale of its Solid Waste division by October 31, 2001. EarthCare's failure to sell either of these divisions by the


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stipulated dates will cause an additional default under its senior credit facility. EarthCare is in the process of negotiating a fifth amendment to its senior credit facility and does not believe that its senior lenders have a present intention to accelerate its outstanding indebtedness.

         On September 28, 2001, EarthCare issued 3,607,164 shares of its common stock in lieu of cash interest payments due on its 12% Debentures at a market value per share of $0.30. 1,623,224 of these shares were issued to Donald F. Moorehead, Jr., EarthCare's Chairman of the Board and Chief Executive Officer, and his affiliate, Moorehead Charitable Remainder Unit Trust, and 1,352,687 shares were issued to Cash Family Limited Partnership, an affiliate of Raymond Cash, EarthCare's former Vice Chairman. As a result, Mr. Moorehead and his affiliates and Mr. Cash and his affiliates now hold 75.1% and 9.4%, respectively, of the current voting power of EarthCare. Immediately prior to the issuance of these shares, Messrs. Moorehead and Cash and their respective affiliates held 76.9% and 7.7%, of the of the voting power.

         The foregoing summaries of the Solid Waste Letter of Intent and the EarthLiquids Purchase Agreement provide only a brief description of these documents and the transactions contemplated thereby. The EarthLiquids Purchase Agreement and the Solid Waste Letter of Intent are qualified in their entirety by the detailed provisions of such documents, which are filed as filed as Annex A to Exhibit 99.2 to this report and Exhibit 2.2 to this report and are incorporated herein by reference.

         A press release dated October 18, 2001 announcing the transactions discussed in this report is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

         On October 18, 2001, EarthCare filed with the Securities and Exchange Commission a Preliminary Proxy Statement on Schedule 14A (the "Proxy Statement"), which relates to a special meeting at which EarthCare's stockholders will vote on, among other things, the proposed EarthLiquids sale transaction. The Proxy Statement contains additional information regarding each of the transactions described in this report. Pages 1 to 81, Annex A - "Stock and Asset Purchase Agreement", and Annex B - "Fairness Opinion" of the Proxy Statement are filed as Exhibit 99.2 to this report and are incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 EARTHCARE COMPANY


Date: October 18, 2001           By:    /s/  William W. Solomon, Jr.
                                    --------------------------------------------

                                    William W. Solomon, Jr.
                                    Vice President, Chief Financial Officer and
                                       Principal Accounting Officer



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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

          2.1   Solid Waste Letter of Intent

          99.1  Press release dated October 18, 2001

          99.2  Excerpts from Proxy Statement filed October 18, 2001



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                                 EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
  2.1         Solid Waste Letter of Intent

  99.1        Press release dated October 18, 2001

  99.2        Excerpt from Proxy Statement filed October 18, 2001